Exhibit 107

Calculation of Filing Fee Tables

Form S-1

AIRO Group Holdings, Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.000001 per share	457(c)	4,025,000	(1)	$21.175	$85,229,375	0.00015310	$13,049
	Total Offering Amounts						$85,229,375	—	$13,049
	Total Fees Previously Paid								$13,049
	Total Fee Offsets						—	—	—
	Net Fee Due						—	—	$—

(1)	Includes 525,000 additional shares that the underwriters have the option to purchase from the registrant.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of AIRO Group Holdings, Inc.’s common stock as reported on The Nasdaq Global Market on September 2, 2025, which date is within five business days prior to the date of the filing of this registration statement.